UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) June 9, 2011

eHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33071	56-2357876
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

440 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices) (Zip code)

(650) 584-2700

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 9, 2011, the Board of Directors of eHealth, Inc. approved the following changes to the company’s non-employee director compensation program and to the company’s stock ownership guidelines for non-employee directors:

•	An increase in the annual retainer for the Lead Independent Director from $10,000 to $25,000, to be effective as of July 1, 2011.

•

A change in the initial equity award applicable to new non-employee directors. Each non-employee director who first becomes a member of our board of directors will receive an initial award of restricted stock units with a value of $150,000 based on the 20-day volume weighted average trading price of our stock prior to the date of grant. Provided the non-employee director continues in service with us, the restricted stock units vest annually over four years from the date of grant.

•

A change to the annual equity award applicable to non-employee directors such that upon the conclusion of the 2011 annual meeting of stockholders and each regular annual meeting of our stockholders held in the years thereafter, each non-employee director will receive a grant of restricted stock units with a value of $150,000, based on the 20-day volume weighted average trading price of our stock prior to the date of grant. The restricted stock units vest as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting approximately one year following the grant date. Non-employee directors will no longer receive a portion of the annual equity award in the form of options to purchase common stock.

•

Revisions to the eHealth, Inc. Stock Ownership Guidelines for Non-Employee Directors primarily to increase the ownership requirement for existing non-employee directors from $90,000 to $180,000 and for new non-employee directors joining the Board after June 30, 2011 to six times their annual retainer for Board service.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EHEALTH, INC.

By:	/s/ Stuart M. Huizinga
Stuart M. Huizinga
Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: June 9, 2011